UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 9, 2020
XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive,
San Jose,
California	95124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 559-7778

 (Former name or former address, if changed since last report: N/A)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	XLNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)    On April 9, 2020, Xilinx, Inc. (the “Company”) announced the appointment of Brice Hill as Executive Vice President and Chief Financial Officer of the Company. Mr. Hill, 53, joins the Company from Intel Corporation (“Intel”), where he served as Corporate Vice President and Chief Financial Officer and Chief Operating Officer, Technology, Systems and Core Engineering Group, since 2015. Prior to that, Mr. Hill held a series of other positions with Intel, including Vice President, Corporate Strategy and Business Group Finance from 2013 to 2015, Vice President, Sales and Marketing Controller from 2010 to 2013, and Corporate Finance Controller from 2005 to 2010. Mr. Hill holds a Bachelor’s Degree in Finance and Economics from the Michael G. Foster School of Business at the University of Washington, and a Master’s of Business Administration from the Stephen M. Ross School of Business at the University of Michigan. Mr. Hill will become the Company’s principal financial officer on the day after the Company files its annual report on Form 10-K for the recently concluded 2020 fiscal year, with Victor Peng, the Company’s Chief Executive Officer, continuing to fill that role until then.

There are no family relationships between Mr. Hill and any of the Company’s directors, nominees for director, or executive officers.

Mr. Hill, who will participate in the compensatory program applicable to other Company executive vice presidents, will receive a base salary of $550,000 per year and be eligible for an annual cash bonus target equal to 100% of his base salary under the Company’s executive incentive program. The Company expects to announce the terms and conditions of the executive incentive program applicable to Mr. Hill and other Company executive officers for fiscal year 2021 in May of this year. Mr. Hill will also receive a sign-on bonus of $350,000. If Mr. Hill voluntarily terminates his employment with the Company prior to two years of service, he will be required to reimburse the Company a pro-rated portion of the sign-on bonus. Mr. Hill is expected to receive a new-hire grant of restricted stock units on May 11, 2020, with an aggregate value of $5,000,000 based on the average closing stock price during the three (3) full months prior to the month of grant. Those restricted stock units will vest, subject to Mr. Hill’s continued employment with the Company, in equal installments on the first four anniversaries of the grant.

The Company has entered into indemnification and change-of-control agreements with Mr. Hill on terms generally consistent with the Company’s standard forms of those agreements applicable to executive vice presidents. The form of indemnification agreement requires the Company to indemnify officers to the fullest extent permitted by Delaware law. Mr. Hill’s change-of-control agreement differs from the Company’s previously-disclosed form of agreement applicable to executive vice presidents with respect to the acceleration of the vesting of equity awards held by Mr. Hill that would apply in the event the Company terminates Mr. Hill’s employment without cause or he resigns under circumstances that constitute a constructive termination, in either case after the consummation of a change of control of the Company that occurs before the second anniversary of Mr. Hill’s starting date. If such a separation occurs after a change of control that takes place before the first anniversary of Mr. Hill’s starting date, then 25% of Mr. Hill’s Company equity awards shall vest; if such a separation occurs after a change of control that takes place between the first and second anniversaries of Mr. Hill’s starting date, then 50% of Mr. Hill’s Company equity awards shall vest. If such a separation occurs after a change of control that takes place after the second anniversary of Mr. Hill’s starting date, then 100% of Mr. Hill’s Company equity awards shall vest, similar to the Company’s previously-disclosed form of agreement applicable to executive vice presidents. Any such acceleration will be contingent upon Mr. Hill executing a waiver and release of all claims and complying with other customary terms, including non-solicitation.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Xilinx, Inc. dated April 9, 2020
104	Cover Page Interactive Data File (the Cover Page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: April 9, 2020	By:	/s/ Catia Hagopian
Catia Hagopian
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Xilinx, Inc. dated April 9, 2020
104	Cover Page Interactive Data File (the Cover Page XBRL tags are embedded within the Inline XBRL document)